UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 13, 2016

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35707	37-1699499
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

As previously announced, on September 7, 2016, Liberty Media Corporation (“Liberty Media”) and Liberty GR Cayman Acquisition Company, a company registered in the Cayman Islands and our indirect wholly owned subsidiary, entered into (i) a definitive stock purchase agreement (the “First SPA”) pursuant to which Liberty Media has acquired 19.1% of the fully diluted equity of Delta Topco Limited (“Delta Topco”), the parent company of the group of companies that exploit commercial rights pertaining to the Fédération Internationale de l’Automobile (the “FIA”) Formula One World Championship (collectively with Delta Topco, “Formula 1”), and (ii) a second definitive stock purchase agreement (the “Second SPA”) pursuant to which the acquisition under the First SPA will be unwound and Liberty Media will acquire all of the fully diluted equity of Delta Topco, other than a nominal number of equity securities held by the Formula 1 teams (the “Formula 1 Acquisition”).

On December 14, 2016, Liberty Media issued a press release (the “Press Release”) announcing, among things, that in compliance with its obligations under the Second SPA, Liberty Media had entered into certain Investment Agreements (as defined below) described below.

Item 3.02. Unregistered Sales of Equity Securities.

The information regarding the issuance of shares of Liberty Media’s Series C Liberty Media common stock, par value $.01 per share (“LMCK”), set forth in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference. The issuance of the shares of LMCK pursuant to the Investment Agreements is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of the exemption provided by Section 4(a)(2) of the Securities Act.

Item 8.01. Other Events.

On December 13, 2016, Liberty Media entered into certain Investment Agreements (the “Investment Agreements”) with the investors (or certain affiliates of the investors)  listed in Liberty Media’s Press Release (collectively, the “Third Party Investors”).  Pursuant to the Investment Agreements, subject to the satisfaction of certain conditions (including the concurrent completion of closing under the Second SPA (the “F1 Closing”)), the Third Party Investors will subscribe for approximately 62 million newly issued shares of LMCK, at a price of $25.00 per share and an aggregate purchase price of $1.55 billion (the “Third Party Investment”). Each of the Investment Agreements contains substantially similar terms and conditions, including customary representations and warranties and registration rights provisions.  The net proceeds of the Investment Agreements will be used to fund a portion of the cash consideration payable to the existing shareholders of Delta Topco (the “Selling Shareholders”) at the F1 Closing.  If the transactions contemplated by the Investment Agreements are completed:

•                  the cash component payable to the Selling Shareholders at the F1 Closing will be increased by an amount equal to the proceeds received by Liberty Media pursuant to the Investment Agreements (less selling expenses); and

•                  the number of shares of LMCK comprising the stock component issuable to the Selling Shareholders at the F1 Closing will be decreased by the number of shares of LMCK actually sold pursuant to the Investment Agreements.

Liberty Media will not retain any proceeds from the sale of shares of LMCK to the Third Party Investors pursuant to the Investment Agreements.

The Investment Agreements contain customary termination events, including, but not limited to, (i) mutual written consent of Liberty Media and any investor, (ii) as to any investor, a breach of any representation or warranty or failure to perform a covenant or agreement by such investor which would cause the conditions to closing not to be satisfied at the closing, (iii) if the F1 Closing has not occurred on or before the twelve (12) month anniversary of the date of the Investment Agreements, (iv) upon the enactment or entry of any law, permanent injunction or other order or legal restraint issued by a court or other governmental entity of competent jurisdiction which has the effect of rendering the transactions contemplated by the Investment Agreement or the Second SPA illegal or otherwise prohibiting the consummation of the transactions contemplated by the Investment Agreement or the Second SPA and (v) the termination of the Second SPA in accordance with its terms.

In connection with the F1 Closing, both the Third Party Investors and the Selling Shareholders will be subject to certain lock-up restrictions for a period of six months following the F1 Closing, subject to certain exceptions.  Information regarding these lock-up restrictions can be found in (i) Exhibit B: Form of Lock-Up Agreement and Exhibit C: Form of Coordination Agreement Side Letter to the form of Investment Agreement and (ii) the definitive proxy statement filed by Liberty Media with respect to the special meeting of stockholders (described below).

The F1 Closing is not conditioned upon the consummation of the Third Party Investment or any Investment Agreement.  The maximum aggregate number of shares of LMCK to be issued to the Selling Shareholders and the Third Party Investors at the F1 Closing is approximately 138 million shares.

Liberty Media intends to seek stockholder approval for the issuance of the shares of LMCK in connection with the Formula 1 Acquisition (including the issuance of shares of LMCK to the Third Party Investors pursuant to the Investment Agreements) in accordance with the rules and requirements of Nasdaq.  On December 9, 2016, Liberty Media filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) relating, among other things, to a proposal to obtain such approval at a special meeting to be held on January 17, 2017.  If Liberty Media does not receive the requisite stockholder approval for the issuance of the shares of LMCK in connection with the Formula 1 Acquisition, the F1 Closing will not occur, and Liberty Media will not issue such shares to the Third Party Investors pursuant to the Investment Agreements, to the Selling Shareholders pursuant to the Second SPA or to the noteholders pursuant to the terms of the exchangeable notes to be issued by Delta Topco at the F1 Closing as described in the Proxy Statement.  Approval of the share issuance proposal by Liberty Media’s stockholders is a non-waivable condition to the F1 Closing.

The summary of the Investment Agreements (and certain exhibits thereto) provided above is qualified in its entirety by reference to the full text of such agreements, a form of which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

A copy of Liberty Media’s related press release is attached hereto as Exhibit 99.2 and incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1

Form of Investment Agreement, dated December 13, 2016, by and between Liberty Media Corporation and the applicable investor, together with the form of Lock-Up Agreement and Coordination Agreement Side Letter included therein.

99.2	Press Release, dated December 14, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2016

LIBERTY MEDIA CORPORATION

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Vice President, Deputy General Counsel
and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1

Form of Investment Agreement, dated December 13, 2016, by and between Liberty Media Corporation and the applicable investor, together with the form of Lock-Up Agreement and Coordination Agreement Side Letter included therein.

99.2	Press Release, dated December 14, 2016.